Exhibit 10.16

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is entered into by and among AGA Medical Corporation, a Minnesota corporation, with its principal office located at 5050 Nathan Lane North, Plymouth, MN 55442 (the “Company”), and Ronald Lund, residing at 9002 Riley Lake Rd., Eden Prairie, MN 55347, and Ronald E. Lund, LLC, a Minnesota limited liability of which Ronald Lund is the sole owner (individually and collectively, the “Contractor”), effective as of the 1st day of June, 2007 (the “Effective Date”).

WHEREAS, the Company desires to retain Contractor to provide certain services for the Company, and Contractor desires to perform such services pursuant to the terms and conditions set for the herein.

NOW, THEREFORE, in consideration of their respective promises and covenants, the parties hereby agree as follows:

1.             Services.  Subject to the terms and conditions set forth in this Agreement, the Company agrees to engage Contractor as Chief Legal Officer to provide services advising and directing the Company in all aspects of its legal affairs along with such other services as the Company may, from time to time, reasonably request (the “Services”).  In addition, and without further compensation, Contractor shall provide Services as requested for the Company’s parent, AGA Medical Holdings, Inc. (“Holdings”) and/or one or more of the Company’s Subsidiaries.

2.             Status as an Independent Contractor.  Contractor is and shall remain an independent contractor of the Company and is not and shall not be deemed to be an employee, partner or joint venturer with the Company. Contractor shall be entirely and solely responsible for his acts and the acts of his agents, employees and subcontractors, if any, while engaged in the performance of the Services. Contractor acknowledges that the Company shall not be responsible for deducting withholding taxes, payroll taxes, social security taxes or other similar items from compensation paid to Contractor. Contractor shall be solely responsible for any and all such taxes, payments, deductions, or contributions.  As an independent contractor, Contractor shall not be entitled to participate in or receive benefits under any insurance, benefit or bonus plans offered by the Company to its employees. Contractor agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure by Contractor to pay taxes due on any form of compensation provided by the Company pursuant to this Agreement.

3.             Term.      The term of this Agreement shall be three (3) years from the Effective Date (“Term”) unless otherwise terminated according to the provisions set forth in Section 5 hereof.

4.             Performance and Compensation.

(a)           Hours.  Contractor shall perform Services to the extent reasonably necessary to fulfill the responsibilities outlined in Section 2 hereof and which shall not be less than three (3) days per week.

(b)           Compensation and Billing.  The Company shall pay Contractor at the rate of $400 per hour worked up to a maximum of $3,200 per day and a maximum of $16,000 per week.  Contractor shall record time spent performing Services and shall provide documentation to the Company in such form and time intervals as may be requested by the Company to evidence hours worked.

(c)           Stock Options.  On the Effective Date or the date Contractor commences Services for the Company, whichever is later, the Company shall grant Contractor non-statutory stock options to purchase 600,000 shares of Class B common stock of the Company (“Options”).  The Options will have a ten-year term and an exercise price equal to $2.00 per share.  One-third (1/3) of the total Option shares will vest on each anniversary of the Effective Date subject also to the pro rata vesting set forth in this Section 3(c).  The Options will be subject to the terms and conditions of the 2006 Equity Investment Plan and applicable Form of Stock Option Agreement, as they may be amended from time to time by the Compensation Committee of the Board in its sole discretion.  Upon a Change of Control, the Options will automatically vest provided Contractor is performing Services at the time of the Change of Control.  Options and option shares shall be nonvoting ownership and shall have only those rights as determined by the Compensation Committee of the Board in its sole discretion.  If Contractor’s Services are terminated for Cause, all vested and unvested Options and option shares will be forfeited without further action.

If Contractor’s Services are terminated for any other reason other than for Cause then (i) Contractor shall retain Options and option shares that were vested as of the date immediately preceding the Termination Date; and (ii) Contractor shall become vested in additional Options automatically on the Termination Date which shall be calculated by the following formula (which shall be rounded to the nearest whole number of Options): (F/365) X 200,000, where F is the number of calendar days between the immediately preceding anniversary of the Effective Date (or the Effective Date if no such anniversary thereof shall have occurred) and the Termination Date; and (iii) remaining unvested Options and option shares will be forfeited.  Options not exercised by Contractor within ninety (90) days after the Termination Date will be forfeited.

(d)           Business Expenses.  The Company shall pay or reimburse Contractor for all reasonable and necessary business expenses incurred or paid by Contractor in the performance of the Services, subject to any maximum annual limit or other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time; provided, however, that notwithstanding the policies of the Company regarding travel expenses, Contractor shall be permitted reasonable reimbursement for fuel consumed in the use of Contractor’s private airplane when used for travel in connection with the Services, subject to a maximum reimbursement of $3,500 per trip.

5.             Termination.  Subject to survival of obligations set forth herein, this Agreement shall terminate under the following circumstances (the date of each event of termination set forth below, by whatever cause, is referred to as the “Termination Date”):

(a)           Expiration.  This Agreement shall terminate upon the expiration of the Term pursuant to Section 3 hereof.

(b)           Death.  This Agreement shall immediately and automatically terminate upon the death of Contractor during the Term.

(c)           Failure to Perform.  The Company may terminate this Agreement, upon five (5) business days’ notice to Contractor, in the event that Contractor fails to perform the Services requested by the Company for a period of fifteen (15) consecutive business days or fails to perform Services totaling at least 900 hours during any consecutive 365 calendar day period of the Term for any reason other than expiration, death, or by the Company for Cause as contemplated in Sections 5(a), 5(b) or 5(d) herein.

(d)           By the Company for Cause.  The Company may terminate this Agreement for Cause at any time upon notice to Contractor setting forth the nature of such Cause.  The following shall constitute “Cause” for termination: (i) Contractor’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) Contractor’s fraud, theft or embezzlement committed with respect to the Company, Holdings or the Company’s Subsidiaries; (iii) breach by Contractor of any of the provisions of Sections 7, 8 and/or 9 hereof that causes material harm to the Company, Holdings or any of the Company’s Subsidiaries; (iv) Contractor’s willful and continued failure to perform the Services to the Company, Holdings or any of its Subsidiaries; or (v) Contractor’s willful failure to comply with or follow the directions or orders of the Company; provided, however, that the Company may terminate this Agreement for Cause within the meaning of these clauses (iv) or (v) only after the Company has provided written notice to Contractor of the failure and Contractor shall have not have remedied such failure within fifteen (15) business days following the effectiveness of such notice.

(e)           By the Company Other than for Cause.  This Agreement may be terminated by the Company at any time without Cause.

(f)            By the Contractor.  The Contractor may terminate this Agreement at any time upon the provision of sixty (60) days prior written notice to the Company.

6.             Compensation Upon Termination.

(a)                                  By the Company Other than for Cause.  In the event of any termination of this Agreement by the Company other than for Cause as contemplated by Section 5(e), the Company shall pay Contractor a total sum equal to the number of complete calendar weeks remaining in the Term times $3,200. Any obligation of the Company to the Contractor pursuant to this Section 6(a) is conditioned upon (i) the Contractor signing a release of claims in the form appended hereto as Attachment A (the “Contractor Release”) within twenty-one (21) days (or such greater period as the Company may specify) following the date notice of termination of this Agreement is given under Section 5(e) and upon the Contractor’s not revoking the Contractor Release in a timely manner thereafter and (ii) the Contractor’s continued full performance of Contractor’s continuing obligations under Sections 7, 8 and/or 9 hereof.  The sum paid under this Section 6(a) shall be paid to Contractor in accordance with the normal billing periods and maximum amount set forth in Section 4(b) and will begin at the next regular billing period which is at least five business days following the effective date of the Contractor Release, but shall be retroactive to the next business day following the Termination Date.

(b)           Other Causes.  In the event this Agreement is terminated upon expiration, death, failure to perform, by the Company for Cause, or by Contractor as contemplated by Sections 5(a), 5(b), 5(c), 5(d) or 5(f) hereunder, the Company shall pay Contractor (or Contractor’s estate in the case of death) any outstanding sums due and owing for Services performed and expenses incurred through the Termination Date, within the 30 day period following his Termination Date.

7.             Restricted Activities.  The Contractor agrees that some restrictions on Contractor’s activities during and after the Term of this Agreement are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries:

(a)           During the Term of this Agreement and for eighteen (18) months after the Termination Date (in the aggregate, the “Non-Competition Period”), Contractor shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, independent contractor, co-venturer or otherwise (other than through ownership of  publicly-traded capital stock of a corporation which represents less than one percent (1%) of the outstanding capital stock of such corporation), (i) compete with the Company, Holdings or any of the Company’s Subsidiaries in any business related to developing, selling, licensing or otherwise providing Products and related services to physicians, hospitals or other medical establishments in the United States or such other business activities which the Company, Holdings or any of the Company’s Subsidiaries shall conduct or intend to conduct as of the Termination Date, or (ii) undertake any planning for any business competitive with the Company, Holdings or any of the Company’s Subsidiaries.  Specifically, but without limiting the foregoing, Contractor agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company, Holdings or any of the Company’s Subsidiaries as conducted or under consideration at any time during the Term of this Agreement or performance of the Services for the Company or any of its Subsidiaries (including prior to the date hereof).

(b)           Contractor agrees that, during the Term of this Agreement, Contractor will not undertake any outside activity, whether or not competitive with the business of the Company, Holdings or the Company’s Subsidiaries, that could reasonably give rise to a conflict of interest or otherwise interfere with the performance of the Services for the Company, Holdings or any of the Company’s Subsidiaries; provided, however, that Contractor may continue to perform as counsel in the case entitled Innovair Aviation,

Ltd. v. United States, so long as such representation does not violate conflict of interest rules.

(c)           Contractor further agrees that during the Term of this Agreement and during the Non-Competition Period, Contractor will not, directly or indirectly, (i) hire or attempt to hire any employee of the Company, Holdings or any of the Company’s Subsidiaries or anyone who was such an employee within the six (6) months preceding such hire or attempt to hire, (ii) hire or attempt to hire any independent contractor providing services to the Company, Holdings or any of the Company’s Subsidiaries or anyone who was such an independent contractor within six (6) months preceding such hire or attempt to hire, (iii) assist in hiring or any attempt to hire of anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any Contractor or independent contractor of the Company, Holdings or any of the Company’s Subsidiaries to terminate his or her relationship with the Company, Holdings or any of the Company’s Subsidiaries, or (v) solicit or encourage any customer or vendor of the Company, Holdings or any of the Company’s Subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company, Holdings or any of the Company’s Subsidiaries.

8.             Confidential Information.

(a)           Contractor acknowledges that the Company, Holdings or any of the Company’s Subsidiaries continually develop Confidential Information, that Contractor has in the past and may in the future develop Confidential Information for the Company, Holdings or any of the Company’s Subsidiaries and that Contractor has in the past and may in the future learn of Confidential Information during the course of this Agreement or in the performance of the Services.   Contractor will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Subsidiaries), any Confidential Information obtained by Contractor incident to this Agreement, or in the performance of the Services or other association with the Company, Holdings or any of the Company’s Subsidiaries.  Contractor understands that this restriction shall continue to apply after this Agreement terminates, regardless of the reason for such termination.

(b)           All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company, Holdings or any of the Company’s Subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Contractor, shall be the sole and exclusive property of the Company, Holdings and the Company’s Subsidiaries.  Contractor shall safeguard all Documents and shall surrender to the Company at the time this Agreement terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Contractor’s possession or control.

9.             Assignment of Rights to Intellectual Property.  Contractor shall promptly and fully disclose all Intellectual Property to the Company, and Contractor hereby acknowledges that all such Intellectual Property is the property of the Company.  Contractor hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Contractor’s full right, title and interest in and to all Intellectual Property.  Contractor agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.  Contractor will not charge the Company for time spent in complying with these obligations.  All copyrightable works that Contractor creates shall be considered “work made for hire”.  Notwithstanding the foregoing, this Section 9 shall not apply to any Intellectual Property which no equipment, supplies, facility or trade secret information of the Company, Holdings or any of the Company’s Subsidiaries was used and which was developed entirely on Contractor’s own time, and (i) which does not relate (A) directly to the business of the Company, Holdings or any of the Company’s Subsidiaries or (B) such entities’ actual or demonstrably anticipated research development, or (ii) which does not result from any work performed by the Contractor for the Company, Holdings or any the Company’s Subsidiaries.

10.           Enforcement of Covenants.  Contractor acknowledges that Contractor has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Contractor pursuant to Sections 7, 8 and/or 9 hereof.  Contractor agrees that said restraints are necessary for the reasonable and proper protection of the Company, Holdings and the Company’s Subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  Contractor further acknowledges that, were Contractor to breach any of the covenants contained in Sections 7, 8 and/or 9 hereof, the damage to the Company would be irreparable.  Contractor therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Contractor of any of said covenants.  The parties further agree that, in the event that any provision of Sections 7, 8 and/or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11.           Conflicting Agreements. Contractor hereby represents and warrants that the execution of this Agreement and the performance of Contractor’s obligations hereunder will not breach or be in conflict with any other agreement to which Contractor is a party or is bound and that Contractor is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder.  Contractor will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12.           Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 12 and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

(a)           “Affiliate” means, with respect to the Company or any other specified Person, any other Person directly or indirectly controlling, controlled by or under common control with the Company or such other specified Person, where control may be by management authority, equity interest or other means.

(b)           “Change of Control” means (i) a consolidation or merger of the Company with or into any other corporation (other than a merger in which the Company is the surviving corporation and which will not result in more than 50% of the capital stock of the Company being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), (ii) a sale or disposition of all or substantially all of the properties and assets of the Company as an entirety to any other person or persons in a single transaction or series of related transactions, (iii) an acquisition of beneficial ownership by any person or group of voting stock of the Company representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, or (iv) any other transaction which results in the disposition of 50% or more of the voting power of all classes of capital stock of the Company on a combined basis.

(c)           “Confidential Information” means any and all information of the Company, Holdings and the Company’s Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company, Holdings or the Company’s Subsidiaries, would assist in competition against them.  Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company, Holdings or the Company’s Subsidiaries, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company, Holdings or the Company’s Subsidiaries, (iv) the identity and special needs of the customers of the Company, Holdings or the Company’s Subsidiaries and (v) the people and organizations with whom the Company, Holdings or the Company’s Subsidiaries have business relationships and those relationships.  Confidential Information also includes any information that the Company, Holdings or any of the Company’s Subsidiaries have received, or may receive hereafter, from others which was received by the Company, Holdings or any of the Company’s Subsidiaries with any understanding, express or implied, that the information would not be disclosed.

(d)           “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Contractor (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company, Holdings or any of the Company’s Subsidiaries) during the Term of this Agreement (including prior to the Effective Date) that relate to either the Products or any prospective activity of the Company, Holdings or any of the Company’s Subsidiaries or that make use of  Confidential Information or any of the equipment or facilities of the Company, Holdings or any of the Company’s Subsidiaries.

(e)           “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, including an Affiliate or a Subsidiary.

(f)            “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries, together with all services provided or planned by the Company or any of its Subsidiaries, during the Term of this Agreement or the performance of Services for the Company or any of its Subsidiaries (including prior to the Effective Date).

(g)           “Subsidiary” shall mean any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, membership, joint venture or similar interests, or in which the Company (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

13.           Survival.  The provisions of this Agreement shall survive following the Termination Date if so provided herein or desirable to accomplish the purposes of other surviving provisions, including without limitation the provisions of Section 6, 7, 8 and 9 hereof.

14.           Assignment.  Neither the Company nor Contractor may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Contractor in the event that the Company shall hereafter effect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon the Company and Contractor, their respective successors, executors, administrators, heirs and permitted assigns.

15.           Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.           Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, when delivered by courier at Contractor’s last known address on the books of the

Company, or five (5) business days following deposit in the United States mail, postage prepaid, registered or certified, and addressed to Contractor at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

18.           Entire Agreement.  This Agreement and the other plans and documents specifically referred to herein constitute the entire agreement between the parties regarding the subject matter of this Agreement and such other plans and documents and supersede all prior communications, agreements and understandings, written or oral, with respect to such subject matter, including any prior agreements between Contractor and the Company.

19.           Amendment.  This Agreement may be amended or modified only by a written instrument signed by Contractor and by an expressly authorized representative of the Company.

20.           Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22.           Compliance with Laws.  If the Company and Contractor reasonably determine that the terms of this Agreement are not in compliance with applicable laws or regulations, including without limitation as would result in the imposition of extraordinary current taxation, the Company and Contractor agree to undertake commercially reasonable efforts to amend this Agreement to cure such noncompliance.  In furtherance of the foregoing, it is the intent of the Company and Contractor that this Agreement comply with the provisions and principles established by the Internal Revenue Service pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

23.           Governing Law.  This contract and shall be construed and enforced under and be governed in all respects by the laws of Minnesota, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Contractor, as of the date first above written.

THE CONTRACTOR:	AGA MEDICAL CORPORATION:

/s/ Ronald Lund	By:	/s/ Franck Gougeon
Ronald Lund and	Franck Gougeon
Ronald E. Lund, LLC	Its: President and CEO